Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SANCILIO PHARMACEUTICALS COMPANY, INC.

February 1, 2016

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation (the “Certificate”) of Sancilio Pharmaceuticals Company, Inc., a Delaware corporation (the “Corporation”), as filed with the Secretary of State of the State of Delaware is hereby amended as follows:

1. The Certificate is hereby amended by this Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) by deleting Subsection 6.1 of Section B of Article Fourth of the Certificate in its entirety and by substituting, in lieu of such subsection, the following:

“6.1 General. Unless prohibited by Delaware law governing distributions to stockholders, (i) shares of Series C Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (x) one and one half times (1.5x) the Series C Original Issue Price per share, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (y) the Fair Market Value (determined in the manner set forth below) of a single share of Series C Preferred Stock as of the date of the Series C Redemption Request (as defined below) (the “Series C Redemption Price”), in three annual installments commencing upon the date that is not more than 60 days after receipt by the Corporation at any time on or after August 5, 2020 but not less than 30 days after a Company Redemption Notice (as defined below), from the holders of at least 51% of the then outstanding shares of Series C Preferred Stock, of written notice requesting redemption of all shares of Series C Preferred Stock (the “Series C Redemption Request”), (ii) shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Series B Original Issue Price per share, plus any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after February 17, 2022 but not less than 30 days after a Company Redemption Notice (as defined below), from the holders of at least 51% of the voting power of the then outstanding shares of Series B Preferred Stock on an as converted to Common Stock basis, of written notice requesting redemption of all shares of Series B Preferred Stock (the “Series B Redemption Request”) and (iii) shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Series A Original Issue Price per share, plus any dividends declared but unpaid thereon (the “Series A Redemption Price” and generally with the Series B Redemption Price and Series C Redemption Price, the applicable “Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after February 17, 2022 but not less than 30 days after a Company Redemption Notice (as defined below), from the holders of at least 51% of the voting power of the then outstanding shares of Series A Preferred Stock on an as converted to Common Stock basis, of written notice requesting redemption of all shares of Series A Preferred Stock (the “Series A Redemption Request”). Upon receipt of a Series A Redemption Request, Series B Redemption Request or Series C Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Subsection 6.1, the Fair Market Value of a single share of Series C Preferred Stock shall be the value of a single share of Series C Preferred Stock as mutually agreed upon by the Company and the holders of a majority of the shares of Series C Preferred Stock then outstanding, or, in the event that they are unable to reach agreement, by a third party appraiser agreed to by the Company and the holders of a majority of the shares of Series C Preferred Stock. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock owned by each holder, as applicable, that number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in each case determined by dividing (i) the total number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, outstanding immediately prior to such Redemption Date by (ii) the number of remaining applicable Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Shares (as such term is defined in Subsection 6.2) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, to be redeemed, the Corporation shall ratably redeem the maximum number of shares of Series C Preferred Stock to be redeemed, if any, that it may redeem consistent with such law, and shall ratably redeem the maximum number of shares of Series B Preferred Stock to be redeemed, if any, that it may redeem consistent with such law, and shall ratably redeem the maximum number of shares of Series A Preferred Stock to be redeemed, if any, that it may redeem consistent with such law and shall redeem the remaining shares as soon as it may lawfully do so under such law. Upon receipt of a Series A Redemption Request, Series B Redemption Request or Series C Redemption Request from the requisite holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, the Corporation shall within 10 days after such receipt notify all holders of Preferred Stock of its receipt of such Series A Redemption Request, Series B Redemption Request or Series C Redemption Request (a “Company Redemption Notice”). If the holders of any two or more series entitled to a redemption pursuant to this Section 6.1 request a redemption under this Section 6, funds available for such redemption shall be used (i) to redeem all shares of Series C Preferred Stock before any shares of Series B Preferred Stock or Series A Preferred Stock are redeemed and (ii) to redeem all shares of Series B Preferred Stock before any shares of Series A Preferred Stock are redeemed.”

2. The Certificate is hereby further amended by this Certificate of Amendment by deleting the word “or” at the end of Sub-Subsection 3.5.12. and by deleting the period at the end of Sub-Subsection 3.5.13. of Section B of Article Fourth of the Certificate and replacing it with “; or”.

3. The Certificate is hereby further amended by this Certificate of Amendment by adding a new Sub-Subsection 3.5.14. to Subsection 3.5 of Section B of Article Fourth of the Certificate as follows:

“3.5.14. extend the Maturity Date of the Obligations (each as defined in that certain Credit and Security Agreement, dated as of February 1, 2016, among the Corporation and certain of its affiliates from time to time party thereto, as borrowers, MidCap Financial Trust, as agent for the lenders (the “Senior Agent”), and the financial institutions from time to time party thereto as lenders (the “Senior Lenders”) (as the same may be amended, restated, supplemented otherwise modified from time to time, the “Senior Credit Agreement”).”

4. Except as set forth above, the Certificate shall remain unchanged.

5. The amendment and this Certificate of Amendment were duly adopted in accordance with the provisions of Sections 242 (amendment of certificate of incorporation), 141 (action of the board of directors by written consent) and 228 (action of the stockholder(s) by written consent) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Sancilio Pharmaceuticals Company, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer this 1st day of February, 2016.

SANCILIO PHARMACEUTICALS COMPANY, INC.

By:	/s/ Frederick D. Sancilio
Name: Frederick D. Sancilio
Title: Chairman, President and Chief Executive Officer

[Signature Page to Sancilio Pharmaceuticals Company, Inc. Certificate of Amendment]